EXHIBIT 99.2
Deloitte.	Deloitte &Touche LLP Two World Financial Center New York, NY 10281-1414 USA
Tel: +1 (212) 436-2000 Fax: +1 (212) 436-5000 www.deloitte.com

December 23, 2009

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.02(b) of Form 8-K of Kohlberg Capital Corporation (the “Company”) dated December 15, 2009 (the “December 15, 2009 Form 8-K”) and have the following comments:

Except as discussed in the following sentences we agree with the statements made in the first paragraph.  In the first paragraph, the Company asserts that certain information was “previously disclosed” in the Company's Current Report on Form 8-K/A dated November 9, 2009 (the “November 9, 2009 8-K/A”) and Form 12b-25 dated November 9, 2009 (the “Form 12b-25”); we note that the information in the December 15, 2009 Form 8-K differs in some respects from the information disclosed in the November 9, 2009 8-K/A and the Form 12b-25.  We refer to the November 9, 2009 8-K/A and Form 12b-25 for their contents.  Accordingly, we disagree with the Company's statement that such information was previously disclosed.  In addition with respect to the fifth sentence of the first paragraph, we disagree with the Company's statement that it “provided such additional information and has engaged in an ongoing dialogue with Deloitte” for the reasons stated in our response to the first sentence of the second paragraph set forth below.  For purposes of clarity, we also note that the Company is responsible for the preparation of financial statements that present the Company's financial position, operations, changes in net assets and cash flows in accordance with U.S. Generally Accepted Accounting Principles, including FASB Statement of Financial Accounting Standards No. 157 — Fair Value Measurements (“SFAS 157”), and that such financial statements should not be prepared solely on the basis of what “would be acceptable to Deloitte.”

We disagree with the statement made in the first sentence of the second paragraph.  Management essentially ceased providing substantive information to Deloitte on December 14, 2009. Significant unanswered questions and unfulfilled information requests remain outstanding.

We have no basis to agree or disagree with the statement made in the second sentence of the second paragraph.  We note that the Company provided Deloitte with (1) a revised valuation of the Company's loan portfolio investments as of December 31, 2008 and (2) a preliminary draft Form 10-Q which includes restatement disclosure.  The revised valuation reflects a material reduction in the fair value of the Company's loan portfolio investments as of December 31, 2008 from the value included in the Company's financial statements for the fiscal year ended December 31, 2008 in the Company's Annual Report on Form 10-K for such fiscal year.  For purposes of clarification, we note that we were informed on December 15, 2009 that certain Board members had not seen the details of the revised valuation results.

Member of
Deloitte Touche Tohmatsu

EXHIBIT 99.2

We agree with the statement made in the third sentence of the second paragraph, insofar as it does reflect statements made by Duff & Phelps, LLC (“Duff & Phelps”) in discussions with Deloitte; however, we have no basis on which to agree or disagree with the characterization of Duff & Phelps as being “independent” of the Company.  Further, we previously informed the Company that we did not agree with the view of Duff & Phelps.

We agree with the statement made in the first sentence of the third paragraph.

We disagree with the statement made in the second sentence of the third paragraph.  As Deloitte advised the Company on December 10, 2009, in Deloitte's current view, the Company's financial statements for the fiscal year ended December 31, 2008 and the Company's financial statements for the interim periods ended March 31, 2009 and June 30, 2009 contain material misstatements based on information recently provided by the Company concerning its valuation methodologies and procedures under SFAS 157.  Accordingly, Deloitte now believes the information supporting the fair values reflected in the Company's previously issued 2008 and interim 2009 financial statements was and continues to be incomplete and inaccurate.

We agree with the statements made in the third and fourth sentences of the third paragraph and in the single sentence of the fourth paragraph.

Very truly yours,

/s/ Deloitte & Touche LLP

cc:           Michael Wirth, Chief Financial Officer
Albert Pastino, Chairman of the Audit Committee of the Board of Directors